NEWS BULLETIN RE:	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, February 22, 2007

POINT.360 ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS.

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve-month periods ended December 31, 2006.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer, said: “During the fourth quarter, we continued to enhance our digital high definition capabilities. Our geographically dispersed facilities are becoming better integrated to provide customers with a broader range of services. Our goal is to become the best solution for our customers’ post production and content distribution needs while continuing to make our operations more cost efficient.”

Revenues

Revenue for the quarter ended December 31, 2006, totaled $16.6 million compared to $16.4 million in the same quarter of 2005. Revenues for the twelve months ended December 31, 2006 were $64.2 million, down 3% from $66.2 million in the 2005 period.

Gross Margin

In the fourth quarter of 2006, gross margin on sales was $5.5 million (33% of sales), compared to $6.0 million (37% of sales) in the prior year’s fourth quarter.

For all of 2006, gross margin was 33% of sales, as compared to 35% in 2005. The Company achieved $21.1 million of gross profit in 2006 compared to $23.0 million in 2005.

Selling, General and Administrative and Other Expenses

For the fourth quarter of 2006, SG&A expenses were $5.2 million, or 32% of sales, compared to $5.4 million, or 33% of sales in the fourth quarter of 2005. For all of 2006, SG&A was $20.0 million (31% of sales) compared to $21.4 million (32% of sales) in 2005.

Interest expense decreased $0.4 million in the fourth quarter and $0.7 million in for all of 2006 compared to the same periods of last year due to the effects of the sale/leaseback described below.

Operating Income

Operating income was $0.2 million in the fourth quarter of 2006 compared to $0.6 million in the same period last year due principally to lower sales. For all of 2006, operating income was $1.1 million compared to $1.6 million in 2005.

Point.360

Net Income (Loss)

For the fourth quarter of 2006, the Company reported a net loss of $14,000 ($0.00 per share) compared to a net loss of $1,000 ($0.00 per share) in the same period last year. For all of 2006, the Company reported net income of $0.1 million ($0.01 per diluted share) compared to $14,000 last year.

EBITDA (A)

In the fourth quarter, the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) was $1.7 million (10% of sales) compared to $2.0 million (12% of sales) in the 2005 period. For all of 2006, the Company’s EBITDA was $6.7 million (10% of sales) compared to $7.7 million (12% of sales) in 2005.

Quarterly Financial Statistics (A)

The following table reconciles the Company’s EBITDA to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”), as well as selected balance sheet and income statement statistics (in thousands):

Computation of EBITDA (unaudited) (A)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2006	2005	2006
(in thousands)
Net Income	$(1)	$(14)	$14	$76
Interest	525	156	1,524	846
Income taxes	60	101	70	188
Depreciation	1,399	1,408	6,051	5,540

EBITDA	$1,983	$1,651	$7,659	$6,650

On March 29, 2006, the Company sold and leased back its Media Center real estate. In the three and twelve-month periods ended December 31, 2006, the effect of the transaction was to lower depreciation and interest costs, and to increase rental expense. Assuming the sale/leaseback had not occurred in March 2006, EBITDA in the 2006 three and twelve-month periods would have been (in thousands):

	Three Months	Twelve Months
(in thousands)
Non-GAAP income (see below)	$(1)	$11
Interest	419	1,634
Income Taxes	11	26
Depreciation	1,454	5,679
EBITDA	$1,883	$7,350

Point.360

Selected Balance Sheet Statistics (in thousands - unaudited) (A)

	December 31,	December 31,
	2005	2006

Working Capital	$1,275	$3,988
Property and equipment, net(1)	28,079	14,138
Total assets(1)	75,459	64,094
Borrowings under revolving credit agreement	4,054	3,006
Current portion of long term debt	2,373	1,174
Long-term debt, net of current portion(1)	13,790	3,474
Net debt (revolving credit, current portion
of notes payable and long-term debt,
minus cash on hand)(1)	19,622	7,654
Shareholders equity	39,510	40,021

(1) Reductions due primarily to the sale/leaseback transaction.

Point.360

Consolidated Statements of Income (Loss) (unaudited)(A)

The table below summarizes results for the three and twelve month periods ended December 31, 2005 and 2006, showing the effects of the Media Center sale/leaseback in 2006 (in thousands except per share amounts):

	Quarter Ended
	December 31, 2005	December 31, 2006
	GAAP	Pro Forma	(1)	GAAP

Revenues	$16,377	$16,154	$-	$16,564
Cost of services	(10,354)	(10,910)	(173)	(11,083)

Gross profit	6,024	5,654	(173)	5,481
Selling, general and
administrative expense	(5,440)	(5,225)	(14)	(5,239)
Operating income	584	429	(187)	242
Interest expense, net	(525)	(419)	264	(155)
Income
before income taxes	59	10	77	87
Provision for
income taxes	(60)	(11)	(90)	(101)
Net income (loss)	$(1)	$(1)	$(13)	$(14)

Earnings per share:
Basic:	$-	$-	$-	$-
Diluted:	$-	$-	$-	$-

	Twelve Months Ended
	December 31,2005	December 31, 2006
	GAAP	Proforma	(1)	GAAP

Revenues	$66,199	$64,218	$-	$64,218
Cost of services	(43,167)	$(42,552)	(519)	(43,071)

Gross profit	23,032	21,666	(519)	21,147
Selling, general and
administrative expense	(21,424)	(19,995)	(42)	(20,037)
Operating income	1,608	1,671	(561)	1,110
Interest expense, net	(1,524)	(1,634)	788	(846)
Income
before income taxes	84	37	227	264
Provision for
income taxes	(70)	(26)	(162)	(188)
Net income	$14	$11	$65	$76

Earnings per share:
Basic:	$-	$-	$0.01	$0.01
Diluted:	$-	$-	$0.01	$0.01

(1)
Effect of sale/leaseback transaction. The adjustments reflect the decrease in depreciation and the increase in rent associated with the real estate and lower interest expense resulting from the pay off approximately $13.9 million of the mortgage and other debt with the sale proceeds.

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Point.360

(A)
The consolidated statements of income, computation of EBITDA and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet or statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors.

 About Point.360

Point.360 is one of the largest providers of high definition and standard definition digital mastering, data conversion and video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients’ film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360’s interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company’s SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.